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                                                                   EXHIBIT 10.23
                          [LOGO] AMTROL HOLDINGS INC.
                   1400 Division Road, West Warwick, RI 02893

February 2, 2006

Larry T. Guillemette
c/o Amtrol Inc.
1400 Division Road
West Warwick, Rhode Island

Re: Indemnification and Advancement of Expenses; Insurance

Dear Mr. Guillemette:

      You have agreed to serve as Chief Executive Officer, President, Chairman and director t of Amtrol Holdings Inc., a Delaware corporation (the "Company"), and in the same capacity for the Company's wholly-owned subsidiary, Amtrol Inc., as well as a director and officer of various subsidiaries of Amtrol Inc., at the request of the Company. You have also in the past served as Chief Financial Officer of Amtrol Inc. and as a director and officer of various subsidiaries, and as an officer of the Company. In connection therewith, the Company hereby agrees to indemnify you, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"), to the extent you are or are threatened to be made a party, witness or other participant in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative, by reason of (or arising in part out of) any event or occurrence related to the fact that you are or were a director, officer, employee, agent or fiduciary of the Company, any of its affiliates, or any other corporation, partnership, joint venture, trust or other enterprise of which you are or were serving as a director, officer, employee or agent at the request of the Company, or by reason of any action or inaction on your part while serving in such capacity (an "Action") against any and all expenses (including attorneys' fees and all other costs, expenses and obligations in connection with and in preparation of investigating, defending, being a witness in or participating in (including on appeal) any such Action), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with such Action ("Expenses") if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe your conduct was unlawful; provided, however, that unless a court orders otherwise as contemplated by Section 145(b) of the DGCL, the Company shall have no such indemnification obligation to you in connection with any Action by or in the right of the Company to procure a judgment in its favor to the extent of and upon a final judicial order or judgment that (i) you engaged in acts covered under Section 174 of the DGCL, or (ii) you engaged in acts from which you derived an improper personal benefit or you breached a duty of loyalty to the Company or its stockholders. You shall promptly notify the Company of any Action; provided, however, that the failure to give such notice shall not impair your right to indemnification in respect of such Action unless, and only to the extent that, you had actual notice of such Action and the lack of prompt notice adversely

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affects the ability of the Company to defend against or diminish the losses arising out of such Action. Any indemnification pursuant to this letter agreement shall be made in accordance with Section 145(d) of the DGCL.

      You shall be entitled to timely advances from the Company for payment of the Expenses incurred by you in connection with any Action in the manner and to the full extent permissible under Section 145(e) of the DGCL. By executing this letter agreement in the space marked below, you agree to reimburse the Company for any such advances if it is ultimately determined that you are not entitled to be indemnified by the Company in accordance with this letter agreement and the DGCL.

      Payments of Expenses to which you are entitled pursuant to this letter agreement shall be made no later than 20 days after request for such payment has been furnished to the Company.

      The indemnification and advance of expenses provided for by this letter agreement and the DGCL shall continue after you have ceased to be a director, officer, employee or agent and shall inure to the benefit of your heirs, executors, and administrators.

      The Company currently maintains Directors and Officers Liability primary and excess insurance Policies (the "Policy"). Without in any way limiting the Company's other obligations described in this letter agreement, the Company agrees that the Policy or an Equivalent Policy will be maintained on your behalf for so long as you have liability as a director, officer, employee or agent of the Company or any of its subsidiaries. For purposes of this letter agreement, "Equivalent Policy" or "Equivalent Terms" means primary and excess policies issued by a carrier with an equivalent or better Best rating to that currently ascribed to the current primary carrier with coverage terms and primary and excess limits at least as favorable as those contained in the Policy. In the event of a Change in Control or Transaction as defined in the Policy, the Company will purchase or cause a new controlling entity or other third party to immediately purchase "tail coverage" or "run-off coverage" which shall be fully paid for as of the closing of the Transaction and in force for a minimum of six years and which shall be written with Equivalent Terms. If the coverage described in this paragraph is not available for purchase, the Policy purchased instead shall approximate to the extent possible the Equivalent Terms and the coverage otherwise required by this agreement.

      This letter agreement has been duly approved by the Board of Directors of the Company and supercedes any and all prior agreements or understandings (other than indemnification provisions applicable to you in the Company's Bylaws and/or Certificate of Incorporation, in each case as amended from time to time (together, the "Ancillary Agreements")), whether written or oral, between the Company and you with respect to the subject matter hereof. In the event of any conflict between the terms of this letter agreement and any of the Ancillary Agreements, the terms of such agreements shall be interpreted so as to provide the maximum benefit to you with respect to the subject matter hereof.

      For purposes of this letter agreement, references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees and agents.

      This letter agreement establishes contract rights which shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto, including, with respect to the Company, any corporation or other successor entity.

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The validity, interpretation, performance and enforcement of this letter agreement shall be governed by the laws of the State of Delaware.

                                 Very truly yours,

                                 Amtrol Holdings, Inc.

                               By:       /s/ James Stern
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Acknowledged and agreed:

  /s/ Larry T. Guillemette
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Larry T. Guillemette